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                                                                      EXHIBIT 23


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Sound Advice, Inc.:

The consent to the incorporation by reference in the registration statement (No. 333-27051) on Form S-8 of Sound Advice, Inc. of our report dated March 29, 2001, relating to the consolidated balance sheets of Sound Advice, Inc. and subsidiaries as of January 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended January 31, 2001, and the related financial statement schedule, which report appears in the January 31, 2001 annual report on Form 10-K of Sound Advice, Inc.


KPMG LLP


Fort Lauderdale, Florida
April 30, 2001